Exhibit 10.3

NATIONAL INSTRUMENTS CORPORATION
Restricted Stock Unit Award Agreement
(Non-Employee Director)

Grant Number: <<RSU_Number>>

National Instruments Corporation (the "Company") hereby grants you, <<First>> <<Middle>> <<Last>> (the "Participant"), an award of restricted stock units ("Restricted Stock Units") under the National Instruments Corporation 2005 Stock Incentive Plan (the "Plan"). The date of this Restricted Stock Unit Award Agreement is ____________, 200__ (the "Award Agreement"). Subject to the provisions of Appendix A (attached) and of the Plan, the principal features of this Award are as follows:

Date of Grant:

Number of Restricted Stock Units: <<RSU_Shares>>

Vesting Commencement Date: May 1, 200[__]

Vesting of Restricted Stock Units: The Restricted Stock Units will vest according to the following schedule:

Subject to any accelerated vesting provisions in the Plan, the Restricted Stock Units will vest as follows:

One-third (1/3) of the Restricted Stock Units will vest on each anniversary of the Vesting Commencement Date, subject to Participant continuing to be a non-employee Director through such dates.

Unless otherwise defined herein or in Appendix A, capitalized terms herein or in Appendix A will have the defined meanings ascribed to them in the Plan.

Your signature below indicates your agreement and understanding that this Award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

NATIONAL INSTRUMENTS CORPORATION [NAME] [TITLE]	PARTICIPANT <<First>> <<Middle>> <<Last>> Date: , 200

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
Grant # <<RSU_Number>>

1. Grant. The Company hereby grants to the Participant under the Plan an Award of <<RSU_Shares>> Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan.

2. Company's Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, the Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3. Vesting Schedule. Except as provided in Sections 4 and 5, and subject to Section 6, the Restricted Stock Units awarded by this Award Agreement will vest in the Participant according to the vesting schedule set forth on the attached Award Agreement. In the event any Restricted Stock Units have not vested by the fifteenth (15th) anniversary of the Vesting Commencement Date, the then-unvested Restricted Stock Units awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

4. Acceleration of Vesting upon Death or Disability. In the event Participant ceases to be an Employee as the result of Participant's death or "Disability" prior to the fifteenth (15th) anniversary of the Vesting Commencement Date, 100% of the Restricted Stock Units that have not vested as of such date will immediately vest. For these purposes, "Disability" will have the meaning given to such term in the employment agreement between Participant and the Company; provided, however, that if Participant has no employment agreement, "Disability" will mean a total and permanent disability as defined in Section 22(e)(3) of the Code as determined by the Administrator and in accordance with the Plan.

5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.

6. Forfeiture upon Termination of Continuous Service. If Participant ceases to be an Employee for any reason other than death or Disability, the then-unvested Restricted Stock Units (after taking into any accelerated vesting that may occur as the result of any such termination) awarded by this Award Agreement will thereupon be forfeited at no cost to the Company and the Participant will have no further rights thereunder.

7. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3, 4 or 5 will be paid to the Participant (or in the event of the Participant's death, to his or her estate) in whole Shares, and no fractional Shares shall be issued. As determined by the Administrator, any fraction of a Share shall be paid in cash based on the fair market value of a Share.

8. Payments after Death or Disability. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased or Disabled, be made to the Participant's legal representatives, guardian, heirs, legatees or distributees, as applicable. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to the Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by the Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such shares so issuable. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by one or more of the following: (a) paying cash or by equivalent means acceptable to the Administrator or (b) selling a sufficient number of such shares of Common Stock otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If the Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units are otherwise scheduled to vest pursuant to Sections 3 or 5 (but in no event more than forty-five 45 days following any such date), Participant will permanently forfeit such Restricted Stock Units and they will be returned to the Company at no cost to the Company. Notwithstanding the foregoing provisions of this Section 9, in the event Participant's termination as an Employee is due to Participant's death or Disability (resulting in acceleration of vesting pursuant to Section 4 of this Appendix A), the Company will withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld for the payment of income, employment and other taxes which the Company determines must be withheld (the "Withholding Taxes") pursuant to such procedures as the Administrator may specify from time to time. If the Company determines that it will not retain fractional Shares to satisfy any portion of the Withholding Taxes, the Participant (or, if applicable, the permissible transferee under Section 8) will pay to the Company an amount in cash sufficient to satisfy the remaining Withholding Taxes due and payable as a result of the Company not retaining fractional Shares.

10. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued (including in book entry), recorded on the records of the Company or its transfer agents or registrars, and, if applicable, delivered to the Participant.

11. No Effect on Employment or Service. The Participant's employment or other service with the Company and its Subsidiaries is on an at-will basis only. Accordingly, the terms of the Participant's employment or service with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Participant (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without good cause.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 11500 N. Mopac Expressway, Building A, Austin, Texas 78759, Attn: Stock Administrator, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in Section 8, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

16. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

17. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Board or its Committee administering the Plan will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

18. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.